Exhibit 99(a)

ASIAINFO REPORTS 2004 THIRD QUARTER RESULTS

•	Company Exceeds Revenue and EPS Guidance for the Quarter

•	Software Revenues Increase 14% Year-Over-Year

•	Company Announces Fourth Quarter Net Revenue Guidance of US$21 million; EPS Expected to be US$0.01 to 0.02

•	New Lenovo-AsiaInfo Division Expected to Generate US$7 million Revenue in Fourth Quarter, Contributing More Than 30% to the Quarter’s Overall Net Revenue

BEIJING/SANTA CLARA, Calif. – October 27, 2004 - AsiaInfo Holdings, Inc. (Nasdaq: ASIA), a leading provider of software, solutions and services to telecom operators and enterprises in China, today announced third quarter results for the period ended September 30, 2004.

Third Quarter Results

For the third quarter, gross revenues were US$20 million, a decrease of 29% year-over-year and 11% sequentially resulting from lower network service and hardware passthrough revenues. Gross margins increased to 42% from 36% in the year-ago period and from 39% last quarter, due to lower hardware passthroughs. Gross profit was US$8.4 million, a 16% decrease year-over-year and a 4% decrease sequentially.

Net revenues (total revenues net of third party hardware cost) were slightly above guidance at US$14.2 million, a decrease of 10% both year-over-year and sequentially, because of lower network service revenue. Revenue from software products and solutions continued to grow reaching US$9.6 million, an increase of 14% year-over-year and 3% sequentially. Network service revenue was US$4.3 million, a decrease of 36% from the year-ago period and 29% from the previous quarter. Reflecting the corporate strategy to reduce hardware passthroughs, revenue from third party hardware was US$6.1 million, a 52% decrease year-over-year and a 14% decrease sequentially.

Total operating expenses for the quarter were US$7.9 million, a slight decrease year-over-year and a 14% increase sequentially. Operating expenses for the second quarter were lower than normal due to a decrease in G&A expenses resulting from a bad debt collection of about US$1 million during the quarter.

Third quarter operating profit was US$0.4 million, compared with US$2 million during the year-ago period and US$1.8 million for the previous quarter.

In the third quarter, AsiaInfo received a distribution from Intrinsic Technology (Holdings) Limited (Intrinsic) consisting of cash and shares of Linktone Ltd. (Nasdaq: LTON). The distribution resulted in an investment gain of US$4 million for the quarter.

Net income for the third quarter was US$5 million, or US$0.11 per basic share, which includes the US$4 million investment gain mentioned above. This is compared to net income of US$2.2 million or US$0.05 per basic share for the year-ago period, and US$2 million or US$0.04 per basic share for the previous quarter.

Operating cash flow for the quarter was US$1.7 million. This was down from US$5.2 million in the previous quarter due to lower gross revenues and an increase in inventories.

“As expected, our core telecom business was impacted by cautious carrier spending during the third quarter due to ongoing uncertainties in the telecom industry,” said Mr. Xingsheng Zhang, AsiaInfo’s President and Chief Executive Officer. “Reflecting our strategic transformation into a software solutions company, however, we are pleased to have posted our third consecutive quarter of growth in software revenues, signing key telecom contracts for our BOSS and CRM software solutions as well as non-telecom contracts for our BI and e-HR software solutions.”

Mr. Zhang continued, “We strongly believe that China’s high-growth enterprise IT market is eager for the expertise and value-creating solutions offered by AsiaInfo. As reflected in our fourth quarter guidance, we are optimistic that Lenovo-AsiaInfo will further our strategic goals of enlarging our customer base in China’s enterprise IT market while diversifying our revenue streams across industries beyond telecom.”

In a press release issued on October 25, AsiaInfo announced the closing of the acquisition of Lenovo’s non-telecom IT services business.

Fourth Quarter and Full Year 2004 Guidance

In the fourth quarter of 2004 the new Lenovo-AsiaInfo division is expected to generate revenues of US$7 million, representing more than 30% of AsiaInfo’s total expected net revenues for the quarter. Overall, the company expects fourth quarter net revenues to be US$21 million. Earnings per basic share for the fourth quarter is expected to be US$0.01 to 0.02.

Net revenues for the fiscal year of 2004 are expected to be US$66 million; earnings per basic share is expected to be US$0.21 to 0.22, including the investment gain in the third quarter.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands of US$)

	2004	2003	2004	2003
	Three Months Ended Sep 30		Nine Months Ended Sep 30
Revenues:
Software products and solutions	9,614	8,441	28,615	21,956
Network service	4,304	6,759	14,849	17,028
Third party hardware	6,088	12,784	31,031	46,577
Total revenues	20,006	27,984	74,495	85,561

Cost of revenues:
Software products and solutions	4,536	4,098	12,799	10,505
Network service	1,328	1,745	5,904	6,106
Third party hardware	5,784	12,145	29,480	44,248
Total cost of revenues	11,648	17,988	48,183	60,859

Gross profit	8,358	9,996	26,312	24,702

Operating expenses:
Sales and marketing	3,092	2,820	8,687	8,265
General and administrative	2,413	3,116	6,396	8,399
Research and development	2,279	2,037	6,593	7,248
Impairment of goodwill and acquired intangible assets	—	—	—	30,221
Amortization of deferred stock compensation	—	—	—	105
Amortization of acquired intangible assets	151	41	480	128
Total operating expenses	7,935	8,014	22,156	54,366

Income (Loss) from operations	423	1,982	4,156	-29,664

Other income (expenses):
Interest income	674	362	1,589	1,182
Interest expense	—	—	—	-2
Gain from disposal of investment	4,018	—	4,018	—
Other (income) expense, net	—	-1	-20	-32
Total other income (expenses), net	4,692	361	5,587	1,148

Income before income taxes, minority interests and equity in loss of affiliate	5,115	2,343	9,743	-28,516
Income tax expense	137	—	718	-958
Minority interests	—	—	—	-12
Equity in loss of affiliate	—	-94	-42	-281

Net income (loss)	4,978	2,249	8,983	-27,851
Net income (loss) per share:
Basic	0.11	0.05	0.20	-0.63
Diluted	0.11	0.05	0.19	-0.63
Shares used in computation:
Basic	45,426,451	44,521,025	45,377,384	44,329,684
Diluted	46,705,356	46,971,126	46,988,388	44,329,684

Segment information
Total revenues net of hardware cost	14,222	15,840	45,015	41,314
Total cost of sales net of hardware cost	5,864	5,844	18,703	16,612

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In US$)

	Sep 30, 2004	Dec 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	131,283,528	119,394,988
Restricted cash	15,453,078	14,827,219
Short term investments	14,623,765	13,218,115
Notes receivable	1,824,469	3,832,141
Accounts receivable, trade (net of allowance for doubtful accounts of 3,094,733, and 2,877,778 at Dec 31, 2003, and Sep 30, 2004 respectively)	59,383,197	51,923,491
Inventories	3,671,904	3,234,614
Other current assets	7,776,713	13,050,244
Total current assets	234,016,654	219,480,812

Property, plant, and equipment-net	1,986,420	2,347,693
Investment in affiliate	—	330,663
Other assets	17,071,642	17,862,623
Total assets	253,074,716	240,021,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term bank loans	—	60,411
Notes payable	3,806,902	2,608,377
Accounts payable	12,777,081	13,944,835
Accrued employee benefit	7,032,496	5,971,003
Deferred revenue	12,965,489	11,738,288
Income taxes payable	1,856,599	1,231,794
Other taxes payable	2,100,292	2,212,280
Other current liabilities	15,710,281	15,597,604
Total current liabilities	56,249,140	53,364,592

Stockholders’ equity:
Common stock, 100,000,000 shares authorized; 0.01 par value, shares issued and outstanding : Dec 31,2003 45,112,278; Sep 30,2004 45,431,424	454,314	451,123
Additional paid-in capital	206,339,655	205,154,007
Retained earnings (accumulated deficit)	(10,026,192)	(19,008,996)
Accumulated other comprehensive income (loss)	(57,799)	61,065
Total stockholders’ equity	196,825,576	186,657,199

Total Liabilities and Stockholders’ Equity	253,074,716	240,021,791

Third Quarter Conference Call

AsiaInfo will host a conference call to discuss third quarter earnings at 5:00pm Pacific Time/8:00pm Eastern Time today (Beijing/Hong Kong time: October 28, 2004 at 8:00am). The management team will be on the call to discuss quarterly results and highlights, and answer any questions. The dial-in number for the call is 973-582-2732. A replay will be available by dialing 877-519-4471 for US callers or 973-341-3080 for international callers with a personal identification number (PIN) of 5204006 between 6:00pm Pacific Time on October 27, 2004 until 6:00pm Pacific Time on November 7, 2004. Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at http://www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains a presentation of AsiaInfo’s net revenue, which represents revenue net of hardware costs that are passed through to our customers. Under applicable U.S. securities regulations, net revenue is considered a “Non-GAAP financial measure”. We believe that the presentation of this Non-GAAP measure provides useful information for investors regarding our regular financial performance. Our management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Pursuant to relevant regulatory requirements, we are providing in this release the following reconciliation of the Non-GAAP financial measure (Net Revenue) to the most directly comparable GAAP financial measure (Revenues).

	2004 Q3	2004 Q2	2003 Q3
	(in thousands of US dollars)
Net Revenue	14,222	15,766	15,840
Third Party Hardware Costs	5,864	6,742	12,144

Revenues	20,086	22,508	27,984

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of enterprise solutions including security products and services, management consulting, e-HR and business intelligence, e-government and financial solutions to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

The information contained in this document is as of October 27, 2004. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in our periodic reports on Forms 10-Q and 8-K (if any) filed with the United States Securities and Exchange Commission and available at www.sec.gov.

US Contact:

Cyrus Kanga

AsiaInfo Holdings, Inc.

ir@asiainfo.com

1-800-618-0588

408-970-9788

China Contacts:

Rachel Huo

AsiaInfo Technologies (China), Inc.

huoran@asiainfo.com

8610-6250-1658 ext. 8687

Philip Lisio

Ogilvy Public Relations Worldwide

Philip.Lisio@ogilvy.com

8610-8520-6688